Exhibit 10.48

GOODMAN NETWORKS INCORPORATED

EXECUTIVE MANAGEMENT BONUS PLAN

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009

ARTICLE I

ESTABLISHMENT AND PURPOSE

The Goodman Networks Incorporated Executive Management Bonus Plan (the “Plan”) is hereby amended and restated by Goodman Networks Incorporated, a Texas Corporation (the “Company”), effective as of January 1, 2009 (the “Effective Date”). The Plan was originally established by the Company effective July 15, 2008. The purpose of this Plan is to encourage superior performance by and among the executive managers of the Company and to recognize their contributions to the success and profitability of the Company through the awarding of additional compensation upon achievement of certain target performance objectives. This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations or other applicable guidance issued thereunder.

ARTICLE II

DEFINITIONS

For purposes of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated in this Article II:

2.1 “Administrator” means the Board.

2.2 “Board” means the Board of Directors of the Company and, to the extent applicable, such members thereof as are delegated powers under Article III of this Plan.

2.3 “Bonus” means the compensation approved by the Administrator to be paid to a Participant in accordance with Article IV and Article V of the Plan.

2.4 “Bonus Percentage” means the percentage to be multiplied by the Participant’s Compensation for purposes of calculating the Participant’s Bonus for a Bonus Period as set forth in Appendix A.

2.5 “Bonus Period” means a calendar year, or some other period of time, as determined by the Administrator, in its sole discretion.

2.6 “Cause” means “cause” as defined in the Participant’s applicable employment agreement with the Company, or, if the Participant does not have a currently effective employment agreement, or his or her employment agreement does not define the term “cause”, “cause” means (i) a material breach by the Participant of the Participant’s obligations under his or her employment agreement with the Company (other than as a result of physical or mental incapacity) as reasonably determined by the Board or the CEO, which is not remedied within 30 days after receipt of written notice from the Company specifying such breach, (ii) commission by the Participant of an act of dishonesty or fraud upon, or willful misconduct toward, the Company or misappropriation of the Company’s property, as reasonably determined by the Administrator, (iii) the conviction of the Participant of, or plea of nolo contendere to, any felony unless the Administrator reasonably determines that the Participant’s conviction of such felony does not materially affect the Participant’s business reputation or significantly impair the Participant’s ability to carry out his or her duties to the Company (provided that the Administrator shall have no obligation to make such determination), (iv) the Participant’s insobriety during working hours, (v) the Participant’s use of illegal drugs, or (vi) the failure of the Participant to carry out, or comply with, in any material respect any directive of his or her supervisor, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure.

2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8 “Compensation” means the Participant’s gross wages and/or salary for the Bonus Period before any deductions, exclusions or any deferrals or contributions under any of the Company’s plans or programs, but excluding bonuses, incentive compensation, employee benefits, or fringe benefits received by a Participant.

2.9 “Company” means Goodman Networks Incorporated, a Texas corporation, or any successor thereto.

2.10 “Disability” or “Disabled” means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined in good faith by the Administrator; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Employees of the Company.

2.11 “EBITDA” means earnings before interest, taxes, depreciation, and amortization as determined by the Company, in its sole discretion, in accordance with generally accepted accounting principles consistently applied.

2.12 “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or its subsidiaries.

2.13 “Participant” means an Employee of the Company with one of the following titles or job classifications assigned by the Company, as determined by the Administrator, in its sole discretion: Chairman, Chief Executive Officer (“CEO”), President, Chief Operating Officer (“COO”), Chief Financial Officer (“CFO”), Executive Vice President (“EVP”), (Goodman Brothers other than the Chairman/CEO), Tier 1 Vice Presidents, Vice President – (General Manager), Tier 2 Vice President – (General Counsel, Regional Directors, Senior Directors), and Directors.

2.14 “Payment Date” shall have the meaning given to such term in Article V hereof.

2.15 “Payout Scale” means, as to any Bonus Period, the formula or payout matrix, established by the Administrator, as set forth on Appendix A hereto.

2.16 “Plan” means the Goodman Networks Incorporated Executive Management Bonus Plan, as amended from time to time.

2.17 “Revenue” means revenue as determined by the Company, in its sole discretion, in accordance with generally accepted accounting principles consistently applied.

2.18 “Target EBITDA” means, as to any Bonus Period, the EBITDA amount that the Company must achieve before any awards are payable under the Plan and the reference amount upon which the Bonus is determined in accordance with the Payout Scale if the specified portion of the Target Revenue is also achieved.

2.19 “Target Revenue” means, as to any Bonus Period, the Revenue amount, a specified portion of which the Company must achieve before any awards are payable under the Plan and the reference amount upon which the Bonus is determined in accordance with the Payout Scale if the specified portion of the Target EBITDA is also achieved.

2.20 “Termination of Service” means the definition of “separation from service” provided under Section 409A of the Code and the regulations or other guidance issued thereunder.

ARTICLE III

ADMINISTRATION

3.1 Allocation of Authority. Except as to those functions reserved within the Plan to the appropriate officers and/or directors of the Company or the Board, the Administrator shall control and manage the operation and administration of the Plan.

3.2 Powers, Duties and Responsibilities. The Administrator shall administer the Plan in accordance with its terms and shall have the power to determine all questions arising in connection with the administration, interpretation, and application of the Plan. Any such determination by the Administrator shall be conclusive and binding upon all persons. The Administrator may correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of this Plan. The Administrator shall have all powers necessary or appropriate to accomplish his or her duties under this Plan, including, but not limited to, the power and duty to:

(a) determine all questions relating to the eligibility of Employees to participate or remain a Participant hereunder;

(b) compute, certify, and direct the Company with respect to the amount of the Bonus to which any Participant shall be entitled hereunder;

(c) maintain all necessary records for the administration of the Plan;

(d) construct and interpret the provisions of the Plan and adopt and publish such rules and procedures for the maintenance of the Plan as are consistent with the terms hereof;

(e) designate other persons to carry out any duty or power which would otherwise be a responsibility of the Administrator, under the terms of the Plan;

(f) furnish the Participants, upon request, with information which the Participants may require for tax or other purposes; or

(g) perform any and all other acts necessary or appropriate for the proper management and administration of the Plan.

All determinations of the Administrator, the appropriate officers and/or directors of the Company, or the Board with respect to any matter hereunder shall be conclusive and binding on all persons.

3.3 Records and Reports. The Administrator shall maintain all records, books of account and other data which may be necessary for the proper administration of the Plan.

3.5 Appointment of Advisors. The Administrator may appoint counsel, accountants, actuaries, appraisers and such other advisors and agents as the Administrator deems necessary or desirable in connection with the administration of this Plan.

3.6 Information from the Company. To enable the Administrator to perform its functions, the Company shall supply full and timely information to the Administrator on all matters relating to the Participants, their death, Disability, or Termination of Service, and such other pertinent facts as the Administrator may require. The Administrator may rely upon such information as is supplied by the Company, a Participant, or legal counsel for any of the foregoing, and shall have no duty or responsibility to verify such information.

3.7 Payment of Expenses. All expenses of administration shall be paid by the Company. Such expenses shall include any expenses incident to the functioning of the Administrator, including, but not limited to, fees of accountants, counsel, and other specialists, and other costs of administering the Plan.

3.8 Indemnification of the Administrator. The Administrator shall be indemnified by the Company against any and all liabilities arising by reason of any act or failure to act (specifically including any negligent act or failure to act) made in good faith and pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

ARTICLE IV

DETERMINATION OF BONUSES

4.1 Establishment of Target EBITDA and Target Revenue. Prior to the commencement of each Bonus Period (or as soon as administratively practicable thereafter), the Administrator shall establish the Target EBITDA and Target Revenue for such Bonus Period.

4.2 Determination of Bonus Amount. Subject to the provisions of Sections 4.3, 4.4 and 4.5 below, each Participant shall be eligible for a Bonus equal to a percentage of his or her Compensation determined by the level of EBITDA and Revenue achieved by the Company during a Bonus Period, calculated in accordance with the Payout Scale attached hereto as Appendix A. With respect to any Bonus Period, no Bonus shall be payable pursuant to this Plan unless the Company at least achieves 100% of Target EBITDA and 90% of Target Revenue. In addition, no additional Bonus amounts shall be payable under this Plan upon achievement of EBITDA above 140% of the Target EBITDA and Revenue above 95% of the Target Revenue. For any percentage of EBITDA and/or Revenue exceeding (i) the 100% Target EBITDA and 90% Target Revenue thresholds level and (ii) the 120% Target EBITDA and 90% Target Revenue thresholds level, any increase in the Bonus Percentage for each Participant up to the next EBITDA/Revenue payout level set forth in Appendix A shall be determined by the Administrator, in its sole discretion.

4.3 Adjustment of Bonus. Notwithstanding any contrary provision of the Plan, based on the individual performance of the Participant, the Administrator, in its sole discretion, may adjust the Bonus payable to any Participant below or above that which otherwise would be payable pursuant to Section 4.2.

4.4 Other Agreements. Notwithstanding any contrary provision of the Plan, if any Participant is party to an employment agreement or other agreement which provides for a bonus payment for the Participant other than pursuant to the Plan, the Participant shall receive his or her bonus, if any, pursuant to the terms of such employment agreement or other agreement and shall not be eligible to receive a bonus pursuant to the Plan.

4.5 Change of Participant Level on Payout Scale. Subject to Article VI, if a Participant becomes a Participant after the beginning of a Bonus Period, the Participant shall be eligible to receive a pro rata portion of any Bonus determined as if the Participant had participated for the entire Bonus Period. Subject to Article VI, if a Participant is a Participant at the beginning of a Bonus Period and changes Participant levels on the Payout Scale during the Bonus Period, the Participant shall be eligible to receive a pro rata portion of any Bonus based on the Participant’s original Participant level determined as if the Participant had participated at that level for the entire Bonus Period and a pro rata portion of any Bonus based on the Participant’s later Participant level determined as if the Participant had participated at that level for the entire Bonus Period.

ARTICLE V

PAYMENT OF BONUS

Subject to the forfeiture provisions of Article VI below, each Participant’s Bonus shall be paid to the Participant, in a lump sum, no earlier than March 1st of the year following the end of the applicable Bonus Period, but no later than December 31st of year following the end of the applicable Bonus Period (the “Payment Date”). All amounts payable under this Plan shall be paid in cash from the general assets of the Company. No Participant shall have any right, title, or interest whatsoever in or to, or any preferred claim in or to, any equity investments, investment reserves, account of funds that the Company may purchase, establish or accumulate to aid in providing the payments described in this Plan. The Administrator may not accelerate the Payment Date of any Bonus under the Plan or modify the payment form, unless such acceleration or modification is permitted by Section 409A of the Code, and the regulations and other guidance issued thereunder.

ARTICLE VI

FORFEITURE OF BONUS

If, prior to the end of any applicable Bonus Period, a Participant incurs a Termination of Service by the Company for Cause, or for any reason other than death, Disability, or Termination of Service by the Company without Cause, the Participant will immediately forfeit any right to receive any Bonus for such Bonus Period. The Participant shall not forfeit any right to receive a Bonus if he incurs a Termination of Service following the end of any applicable Bonus Period, but prior to the Payment Date. Notwithstanding any contrary provision of the Plan, the Administrator may, in its sole discretion, determine that any Bonus, otherwise forfeited, may remain payable and be paid to the Participant on the Payment Date.

ARTICLE VII

DEATH OR DISABILITY

Notwithstanding anything contained herein to the contrary, if a Participant dies or becomes Disabled prior to the close of any applicable Bonus Period, a pro rata portion of any Bonus, determined as if the Participant had participated for the entire Bonus Period, shall be paid to the Participant, the Participant’s estate or the Participant’s personal representative, as applicable, on the Payment Date for such Bonus Period.

ARTICLE VIII

AMENDMENT AND TERMINATION

The Administrator may amend, modify, or terminate the Plan at any time; provided, however, that in the event of an amendment or termination of the Plan pursuant to this Article VIII, payment of all Bonuses previously assigned by the Administrator and earned pursuant to the terms hereof prior to such amendment or termination, shall continue to be an obligation of the Company and shall be paid as provided under Article V.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Non-Assignability. A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of a Bonus awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, encumber, transfer, sell, or otherwise dispose of a Bonus prior to such receipt, or any levy, attachment, execution or similar process upon a Bonus shall be null and void.

9.2 No Right to Continue in Employment. The Plan shall not confer upon any Participant any right with respect to continuance of employment by the Company and all employees remain subject to change of salary, transfer, change of job, discipline, change of job, layoff, discharge, or any other change of employment status (subject to any contract rights of such Participant).

9.3 Indemnification of Board. No member of the Board, nor any officer or employee of the Company acting on behalf of the Board shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, any all members of the Board and each any office or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect to any such action, determination, or interpretation.

9.4 Plan Funding. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Bonuses hereunder. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a Bonus under the Plan. Participants shall have only the rights of a general unsecured creditor of the Company.

9.5 Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas and the rights and obligations created hereby shall be governed by the laws of the State of Texas.

9.6 Tax Withholding. The Company shall withhold from any Bonus payable any applicable taxes required by law to be withheld from any payment, including any non-U.S., federal state, and local taxes.

9.7 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, assigns and personal representatives.

9.8 Construction of Plan. The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

* * * * * *

APPENDIX A

Payout Scale

1. Chairman & CEO/Presidents

	100% of Target EBITDA and 90% of Target Revenue	120% of Target EBITDA and 90% of Target Revenue	140% of Target EBITDA and 95% of Target Revenue
Bonus as Percentage of Compensation	40%	70%	100%

2. CFO/EVPs

	100% of Target EBITDA and 90% of Target Revenue	120% of Target EBITDA and 90% of Target Revenue	140% of Target EBITDA and 95% of Target Revenue
Bonus as Percentage of Compensation	35%	50%	70%

3. Vice Presidents

	100% of Target EBITDA and 90% of Target Revenue	120% of Target EBITDA and 90% of Target Revenue	140% of Target EBITDA and 95% of Target Revenue
Bonus as Percentage of Compensation	25%	35%	50%

4. Regional Directors/Senior Directors

	100% of Target EBITDA and 90% of Target Revenue	120% of Target EBITDA and 90% of Target Revenue	140% of Target EBITDA and 95% of Target Revenue
Bonus as Percentage of Compensation	15%	22%	30%

5. Directors

	100% of Target EBITDA and 90% of Target Revenue	120% of Target EBITDA and 90% of Target Revenue	140% of Target EBITDA and 95% of Target Revenue
Bonus as Percentage of Compensation	7%	11%	15%

IN WITNESS HEREOF, this Plan has been executed as of the 1st day of January, 2009.

GOODMAN NETWORKS INCORPORATED

By:
Title: